Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267619

Prospectus Supplement No. 3

(To Prospectus dated October 5, 2022)

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

114,692,259 Shares of Common Stock

10,350,000 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement no. 3 (this “Prospectus Supplement”) amends and supplements the prospectus dated October 5, 2022 (as amended or supplemented from time to time, the “Prospectus”), relating to the offering and resale by the selling stockholders of up to 114,692,259 shares of our common stock, par value $0.0001 per share (the “Common Stock”), and the issuance by us of up to 10,350,000 shares of Common Stock upon the exercise of outstanding warrants.

This Prospectus Supplement amends and supplements the Prospectus with the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on January 9, 2023.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and any amendments or supplements thereto. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our Common Stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “GRNA” and our Public Warrants (as defined in the Prospectus) are listed on Nasdaq under the symbol “GRNAW”. On January 6, 2023, the closing sale price of our Common Stock as reported on Nasdaq was $1.05 per share, and the closing sale price of our Public Warrants as reported on Nasdaq was $0.085 per warrant.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 11 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 9, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 08, 2023

GreenLight Biosciences Holdings, PBC

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39894	85-1914700
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Boston Avenue Suite 3100
Medford, Massachusetts		02155
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 616-8188

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GRNA	The NASDAQ Stock Market LLC
Warrants, each exercisable for one share of Common Stock for $11.50 per share	GRNAW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On January 8, 2023, GreenLight Biosciences, Inc. (“GreenLight”), a wholly-owned subsidiary of GreenLight Biosciences Holdings, PBC (the “Company”), entered into a Collaboration and License Agreement (the “Collaboration Agreement”) with EpiVax Therapeutics, Inc., a Delaware corporation (“EVT”), pursuant to which GreenLight granted EVT an exclusive, royalty-free sublicensable license to use GreenLight’s proprietary technology platform and EVT granted GreenLight an exclusive, royalty-free sublicensable license to use EVT’s proprietary immunoinformatics tools, in each case, to develop, manufacture and commercialize mRNA-based oncological vaccines (whether therapeutic, prophylactic or otherwise) in all territories worldwide. Furthermore, GreenLight and EVT each agreed to exclusively develop, manufacture, commercialize and collaborate with each other on mRNA-based pharmaceutical preparation, substance, formulation or dosage (whether singly or in combination with any other product, materials, or technology) that uses the GreenLight technology and the EVT technology for the treatment of diseases through mRNA-based oncological vaccines. The initial indication for the first potential product candidate will target bladder cancer. GreenLight, at its option, will be the sole manufacturer for such jointly-developed products under the Collaboration Agreement.

Pursuant to the Collaboration Agreement, GreenLight and EVT will initially bear their own costs of development until achievement of certain agreed upon events, and thereafter, each of GreenLight and EVT will bear fifty percent (50%) of all development costs. Furthermore, beginning on the first commercial sale of a product, the parties will share in the pre-tax profit (loss) from commercialization of products under the Collaboration Agreement with each of GreenLight and EVT bearing (and entitled to) fifty percent (50%) of the pre-tax profit (loss) for such products.

After one-hundred eighty (180) days from the effective date of the Collaboration Agreement, either party may terminate the Collaboration Agreement with fifteen (15) days’ prior notice. The Collaboration Agreement includes terms customary in the industry for provisions related to sublicensing, intellectual property, and termination, and customary representations and warranties of GreenLight and EVT, along with certain customary covenants, including confidentiality, limitation of liability and indemnity provisions.

The foregoing description of the Collaboration Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which will be filed with the Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure

On January 9, 2023, the Company issued a press release entitled “GreenLight Biosciences and EpiVax Therapeutics Sign Exclusive Collaboration Agreement to Develop Personalized Cancer Vaccines.”

The information in this Item 7.01, including Exhibit 99.1 to this Current Report on Form 8-K, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the success, timing of and costs associated with the strategic collaboration, the success, cost and timing of our research and development activities in our plant and human health programs, the acceptance of RNA-based technologies by regulators and the public, our ability to raise and productively deploy capital and the rate at which we can successfully bring products to market, our projected cash runway and our ability to obtain funding for our operations when needed. Forward-looking statements include statements relating to our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors included in our Quarterly Reports on Form 10-Q, periodic filings on Form 8-K, and any of our future filings with the SEC. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Some of these risks and uncertainties may in the future be amplified by the ongoing COVID-19 pandemic and there may be additional risks that we consider immaterial, or which are unknown. It is not possible to predict or identify all such risks. Our forward-looking statements only speak as of the date they are made, and we do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No. Description

99.1 Press Release issued by GreenLight Biosciences Holdings, PBC on January 9, 2023

104 Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

Date:	January 9, 2023	By:	/s/ David Kennedy
David Kennedy General Counsel